EXHIBIT 10.3

December 1, 2010

Barry L. McCabe

East Greenville, PA

Dear Barry:

It is our pleasure to inform you that you will be a participant in the 2011 Knoll, Inc. Incentive Compensation Program.

In these challenging times our objectives are simple and something that each of us can help contribute to:

Leverage our investments in sales, marketing and design initiatives as well as enhanced operational capabilities to drive top line growth and improved levels of profitability while continuing to make the right investments in products, service and technology to position Knoll for long term success as demand recovers.

Our success in 2011 and beyond will be a direct result of your ability to help us accomplish these long term goals while meeting our short term 2011 operating profit plan.

If you achieve your individual goals and Knoll makes its 2011 operating profit plan you can qualify for a total target incentive payment of $295,000.

This award is subject to our approval and that of the Knoll, Inc. Board of Directors (or appropriate committee of the Knoll, Inc. Board of Directors), which may exercise discretion in adjusting your award up or down based on factors the Board of Directors (or appropriate committee of the Knoll, Inc. Board of Directors) deems appropriate, including Knoll's performance relative to the industry, other macroeconomic factors and your individual performance. You must be employed by Knoll on the date this award is distributed in order to receive this incentive.

We have great confidence in your ability to contribute to our success in 2011 and look forward to being able to present you with your award in early 2012.

Thank you for all that you do for Knoll.

Sincerely,

/s/ Andrew B. Cogan /s/ Lynn M. Utter

Andrew B. Cogan Lynn M. Utter

CEO President and COO